Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Fran St. Clair Chief Financial Officer 216-692-6075 stclair@argo-tech.com

Argo-Tech Corporation Announces Expiration of Consent Solicitation
and Receipt of Required Consents

     CLEVELAND, June 4, 2004 – Argo-Tech Corporation announced today that the period for soliciting consents to the proposed amendment to Argo-Tech’s indentures governing its 8 5/8% Senior Subordinated Notes due 2007 expired yesterday, June 3, 2004, at 5:00 p.m., New York City time. Argo-Tech solicited the consents to proposed amendments to the indentures in conjunction with its pending tender offer to purchase all of its outstanding $195 million aggregate principal amount of the notes. The proposed amendments would remove certain of the restrictive covenants and events of default from the indentures. Argo-Tech has received the requisite number of consents and the proposed amendments will become operative on the settlement date for the tender offer, which is anticipated to be June 21, 2004. If the tender offer is terminated or withdrawn, or the notes are not accepted for payment for any reason, the proposed amendments will not become operative.

     Holders that tendered their notes and delivered their consents prior to 5:00 p.m., New York City time, on June 3, 2004, are entitled to receive $1,028.75 per $1,000.00 of principal amount of notes accepted for payment, plus accrued and unpaid interest, on the settlement date. Notes validly tendered prior to 5:00 p.m., New York City time, on June 3, 2004, may not be withdrawn and consents given before that date cannot be revoked.

     The tender offer is scheduled to expire at midnight, New York City time, on June 16, 2004, unless extended or earlier terminated. Tenders of notes made after 5:00 p.m., New York City time, on June 3, 2004 may be validly withdrawn at any time until midnight, New York City time, on the expiration date. Holders that tender their notes after 5:00 p.m., New York City time, on June 3, 2004, but before midnight, New York City time, on June 16, 2004, will receive $1,028.75 per $1,000.00 of principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest.

     If the tender offer is consummated, Argo-Tech currently intends promptly thereafter to call for redemption, in accordance with the terms of the indentures, as amended by the proposed amendments, any notes that remain outstanding, at a redemption price of 102.625% of the principal amount thereof, plus interest accrued to the redemption date.

     Questions regarding the tender offer or consent solicitation may be directed to J.P. Morgan Securities Inc., the Dealer Manager and Solicitation Agent, at (212) 270-9153 or (800) 245-8812 (attention Brian Tramontozzi). Requests for documents may be directed to D.F. King & Co., the Information Agent for the tender offer and consent solicitation, at (800) 269-6427.

     This announcement is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement, copies of which may be obtained from D.F. King & Co.

     Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.

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     This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, changes and/or cyclicality in the aerospace industry, governmental regulation and oversight in the aerospace industry, levels of competition in the aerospace industry, the impact of terrorism and war on airline travel and the airline industry, changes in environmental or other applicable governmental regulations, reduction in military and/or defense spending, changes in Argo-Tech’s relationship with its employees, availability of essential materials used in Argo-Tech’s products and other factors discussed in the Securities and Exchange Commission filings of Argo-Tech Corporation, including our annual report on Form 10-K for the year ended October 25, 2003.